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                         [DAMEN FINANCIAL LETTERHEAD]


For Immediate Release       For Information Contact:  Mary Beth Poronsky Stull
Date:  July 9, 1996                                   (847) 882-5320


                          DAMEN FINANCIAL CORPORATION
                      ANNOUNCES STOCK REPURCHASE PROGRAM


     SCHAUMBURG, ILLINOIS, July 9, 1996 - Damen Financial Corporation (NASDAQ:
"DFIN"), the holding company of Damen Federal Bank for Savings, announced its intention today to repurchase up to 5% of its outstanding shares in the open market. These shares will be purchased at prevailing market prices from time to time over a six-month period depending upon market conditions. The Company previously completed a repurchase of 4% of its outstanding shares in the open market to fund its Recognition and Retention Plan.

     Mary Beth Poronsky Stull, Chairman, President and Executive Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Damen Federal Bank for Savings. Ms. Poronsky Stull stated that, "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders. The reacquired shares will become treasury shares and will be used for general corporate purposes, including the issuance of shares in connection with the exercise of stock options."

     The Company was organized in 1995 to act as the holding company of the Bank. The Bank, headquartered in Schaumburg, Illinois, primarily serves the communities in its market area through its offices located in Schaumburg, Chicago and Burbank, Illinois.

     At March 31, 1996, the Company, had consolidated assets of $235.3 million and stockholders' equity of $56.9 million. As of today, the company had 3,947,661 outstanding.


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